Exhibit 1.01

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 678-259-8625 scotmcleod@cdcsoftware.com

CDC Games Launches U.S. Operations

CDC Games USA Plans to Publish Games Directly and Through Publisher Partners

BEIJING, ATLANTA –Sept. 04, 2007 – CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and a pioneer of the “free-to-play, pay for merchandise” model for online games in China, announced today it has launched operations in the U.S. under a new business unit called CDC Games USA.

CDC Games announced on August 28, 2007, the launch of CDC Games International to publish online games on a global scale. CDC Games USA, a subsidiary of CDC Games International, will focus on launching new games, both directly and through publisher partners. Already, the new business unit has established a memorandum of understanding with K2 Network, Inc., a leading publisher of online, free-to-play games in the western hemisphere. CDC Games and K2 will evaluate opportunities for publishing selected game titles in North America.

“We are very excited about launching our new games in the U.S., a market that we expect will be an important part of our overall growth strategy going forward,” said Peter Yip, CEO of CDC Games.

CDC Games USA will leverage the established infrastructure, support network, facilities and other assets of its sister-company CDC Software. Ron Williams, vice president of Systems Engineering for CDC Software, was named as general manager of the new business unit, where he will be responsible for the day-to-day operations, development, and marketing activities of the new company. Jeff Longoria, senior vice president of strategic alliances for CDC Software, will expand his focus to include CDC Games USA where he will oversee new partnerships, sales and sales channels. CDC Games USA will be based in Atlanta, GA.

“With the launch of our U.S. operations, CDC Games is well positioned to become an international leader in online games,” said Williams. “We have plans for exciting new games for the U.S. online games market and we expect the free-to-play model to exhibit the same potential for success that we have seen in China”

Programming his first personal computer video game in 1979, Williams brings more than 14 years of operations management and more than 28 years of game development experience to CDC Games. Williams joined CDC Corporation in May of 2007 after leading the implementation of CompuCredit Corporation’s new Internet-based loan management system where he served as Director of Systems Engineering. Prior to CompuCredit, Mr. Williams worked more than five years with Earthlink, one of the nation’s largest Internet service providers. At Earthlink, Williams led several major enterprise-wide initiatives, including the overhaul of the company’s billing and customer care systems after its merger with MindSpring, Inc. in 2000. Before joining EarthLink in 2001, Williams spent more than six years supporting the launch of Internet-based start-ups including an online B2B trading platform and a regional Internet service provider. Earlier, he served more than five years in the U.S. Air Force as a computer programmer, where he created and maintained U.S. Department of Defense combat planning systems.

Longoria brings more than 20 years of management experience in the software industry and a successful track record of developing profitable partnerships and channels for global companies. Earlier, he served as CEO of c360, now a business of CDC Software and a leading provider of add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform. He also was president of Connect-Care, another company engaged in the delivery of CRM software. As senior vice president of marketing and software sales for Dickens Data Systems, Longoria built the largest partner channel for IBM software and hardware worldwide.

The formation of CDC Games USA is the latest in a series of recent moves by CDC Games to position the company as a leading global publisher of online games. Last month, CDC Games announced CDC Games International, a newly formed subsidiary for launching new games internationally. Already, CDC Games has signed agreements to launch new games in Indonesia, Taiwan and Thailand. Earlier this year, CDC Games also launched the CDC Games Studio program that enables the company to establish strategic relationships with selected games development partners and accelerate the development of new, original online games for China and other targeted global geographies. In August, CDC Games entered into a letter of intent to invest in XNet, a well known developer of leading-edge online 3D games in China, and the developer of the Virtual Olympic Museum, a key digital project for the 2008 Beijing Olympic Games.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with over 100 million registered users. The company’s hit title Yulgang was among the first “free-to-play, pay-for-merchandise” online games in China and has received the “Top 10 Most Popular Games” award from the China Game Industry Annual Conference (CGIAC) for two consecutive years, in 2005 and 2006. In March 2007, the company announced the formation of CDC Games Studio to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies. CDC Games anticipates being able to deploy up to $100 million for CDC Games Studio investments through contributions from CDC affiliated companies, external partners and its internal resources. CDC Games Studio recent investments include Gorilla Banana and Mgame, the developer of Yulgang, in Korea, and Auran, the developer of “Fury”, which received the “Most Surprising” award at the 2006 E3, in Australia. In August 2007, CDC Games formed a new subsidiary called CDC Games International (CGI) to launch new games internationally and to position CDC Games as a global publisher of online games. For more information on CDC Games, visit: www.cdcgames.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the future growth by CDC Games USA and CDC Games International, the ability to successfully publish additional games with online games providers, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the future growth of the online gaming industry, the introduction of competitive products and technology, and the attractiveness of the products in the CDC Games portfolio. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise

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